September 1, 2009

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

At the Bank

Advances Averaged $94.2 Billion

During July, 2009, advances at the Federal Home Loan Bank of New York (“FHLBNY”) averaged $94.2 billion. This is a $570 million decrease from June’s average. We ended the month with advances at $93.6 billion. Overall advance demand is still low compared to previous months as member lenders continued to experience increased retail deposit growth and the effects of general deleveraging are being seen.

FHLBNY members have remained strong during this rough patch because they have “skin in the game,” know their neighborhoods, underwrite prudently, and keep a close eye on the credits. And during this time, the FHLBNY has remained a reliable provider of well-priced funds to our members. This is mainly due to the FHLBank System’s ability to capitalize on its “AAA”-rated status to issue low-cost debt to investors in the global markets, and our ability to pass those funds along to our members as advances.

As of this writing, we expect that, for the foreseeable future:

•	The FHLBNY will continue redeeming excess capital stock each day;

•	The FHLBNY will continue to remain strong and stable;

•	The FHLBNY will continue to meet all capital requirements;

•	The FHLBNY will not incur any material OTTI charges; and

•	The FHLBNY will continue to make regular cash dividend declarations.

Our members should know that we will continue to stay focused on our mutual objective of advancing housing and community growth.

2009 Member Director Election Results Announced – Directors Liseno and Fulmer Re-Elected

On August 27, 2009, the FHLBNY mailed to all members a “Member Director Election Report” in which I announced that Katherine J. Liseno, President and CEO, Metuchen Savings Bank, Metuchen, New Jersey, and James W. Fulmer, Chairman, President and CEO, The Bank of Castile, Batavia, New York, were declared elected to the FHLBNY’s Board of Directors for terms of office that will begin on January 1, 2010, and end on December 31, 2013.

Both Ms. Liseno and Mr. Fulmer currently serve as Member Directors on the FHLBNY‘s Board. Ms. Liseno represents New Jersey members of the FHLBNY and Mr. Fulmer represents New York members. Their current terms of service expire on December 31, 2009.

Ballots for Independent Directors to the Member Lenders To Be Mailed On or About October 1, 2009

In addition, the August 27 Election Report indicated that, separate from the foregoing, ballots in connection with the election for two open Independent Director seats which have terms commencing on January 1, 2010, will be distributed to eligible FHLBNY members on or about October 1. Please be on the lookout for these materials at the beginning of next month. Further, the Report noted that the FHLBNY’s Board will fill an open Puerto Rico and U.S. Virgin Islands Member Directorship in early 2010.

Please do not hesitate to contact Corporate Secretary Barbara Sperrazza at (212) 441-6819 if you have any questions about the 2009 Director Election process.

In Washington

James Lockhart Resigns from the FHFA; Edward DeMarco Appointed Acting FHFA Director

In early August, James B. Lockhart III announced his resignation as the Director of the Federal Housing Finance Agency. Director Lockhart held this position since the creation of the Agency on July 30, 2008. Edward DeMarco, the Senior Deputy Director for Housing Mission and Goals and Chief Operating Officer of the FHFA, has been appointed the Acting Director of the FHFA pending the Obama Administration’s appointment of a new Director for this key housing position.

Immediately prior to his departure, Director Lockhart noted in a press conference that, during the mortgage market crisis the FHLBanks had stepped up and provided a crucial source of liquidity to their member’s and that, without this, the current crisis undoubtedly would have been worse. He noted that the FHLBanks played a critical, countercyclical role. He referred to the decline in advances from the third quarter of 2008 as a result of increased deposits at member banks and other government programs, and said that the expansion and contraction of FHLBank advances demonstrates that the FHLBanks’ unique capital structure has the ability to meet demands for liquidity with flexibility.

We would like to commend Director Lockhart for the excellent job he did forging the OFHEO and FHFB into the new FHFA — in an extraordinarily trying time. We wish well in his new endeavors.

The Home Loan Bank team is proud to provide you with products and services to expand the responsible availability of mortgage credit, to help you compete effectively in your market, and to promote strong communities.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.